Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison U.S. Emerging Growth Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated December 23, 2005 on the statements of assets and liabilities of Jennison U.S. Emerging Growth Fund, Inc. (hereafter referred to as the “Fund”), including the portfolio of investments, as of October  31, 2005, and the related statement of operations for the year then ended, and the statement of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Reports of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

February 27, 2006